Exhibit 99

COMPANY CONTACT: Curtis Schneekloth (419) 427-4768	FOR IMMEDIATE RELEASE August 4, 2008

Cooper Tire & Rubber Company Reports
Second Quarter Results

Second Quarter Highlights

•	Net sales for the quarter increased to $773 million.

•	Improved market penetration of the Cooper brand in North America.

•	International Operations reported record sales for the second quarter of $283 million.

•	Increased investments in “low cost country” manufacturing.

•	Continued liquidity and balance sheet strength.

Findlay, Ohio, August 4, 2008 — Cooper Tire & Rubber Company (NYSE:CTB) today reported a net loss of $22 million, or 38 cents per share, for the quarter ended June 30, 2008. Net sales for the period were a record $773 million, an increase of $43 million over the prior year. The increased revenues were driven by pricing and improved mix partially offset by decreased tire unit volumes in North America. As with many manufacturing companies, Cooper faced intense challenges during the quarter that adversely affected operating results. These included record high raw material costs, increased utility costs, and weak market demand in North America. Raw material shortages also led to Cooper’s decision to temporarily curtail production during the quarter in North America.

The Company’s quarterly earnings were negatively impacted by an accounting limitation on the amount of losses it could tax benefit on an interim reporting basis. This negatively impacted the earnings per share by 21 cents per share on a diluted basis.

Through the first six months of 2008, Cooper has generated a record $1.5 billion in net sales. The recorded net losses were $21 million during the same period, compared to net income of $38 million in 2007.

North American Tire Operations

North American Tire generated sales of $548 million, up 3 percent from 2007’s record second quarter. Operating losses were $22 million, an amount significantly below the same period in 2007. The sales record was the result of increased pricing and improved mix, offset by 13 percent lower volumes. These lower volumes were primarily in the broadline area. The Cooper brand continued to improve position in North America and increased its share of market penetration as compared to the Rubber Manufacturers Association reported shipments. Market penetration of light truck products also increased during the quarter.

Operating profit for North American Tire declined year over year as a result of several key operating factors. Raw material increases during the quarter negatively affected results by $51 million. This was partially offset by price increases of $32 million. Improved customer and product mix were offset by decreased volumes during the quarter. The curtailment of production triggered $13 million of costs during the quarter, primarily related to unabsorbed overhead. Products liability expense for the quarter was $3 million higher. Other negative cost factors in North America related to increased utility costs and the cost of maintenance projects executed during the shutdowns.

Factors in global commodity markets are driving record-high raw material prices, specifically, in natural and synthetic rubber as well as other petroleum-based materials. These high prices coupled with the use of last-in, first-out (“LIFO”) cost flow assumptions for inventory accounting in North America, have contributed to decreased earnings. The LIFO accounting method charges the most recent costs against sales and in periods of rising raw material costs, results in lower profits compared to other inventory accounting methods. When costs moderate, the North American operations will experience lower charges to cost of goods sold than would be reported under other inventory costing methods.

The North American segment was successful in rebuilding inventories during the quarter in anticipation of both the peak selling season that occurs during the second half of the year and the strategic increase of inventories necessary to continue its industry leading fill rates.

International Tire Operations

The Company’s International Tire Operations reported record sales of $283 million in the quarter, an increase of 21 percent compared with the second quarter of 2007. New products released during the quarter were well received by consumers and represent the initial phases of successfully executing a strategy to improve product mix. The segment delivered operating profit of $6 million despite increasing raw material costs, and start up costs related to developing a larger presence in Asia. The segment continued to successfully ramp up the Cooper Kenda Tire manufacturing facility in China. The Cooper Chengshan tire facility also continued to implement projects and improved throughput during the quarter.

Management Commentary and Outlook

The current macroeconomic conditions in North America have created intense challenges for the Company. Consumers have reduced the number of miles driven in reaction to economic pressures and are delaying tire purchases. Raw material costs have continued to climb globally and show no signs of declining in the near term.

Roy Armes, Chief Executive Officer, added, “We are still committed to the long term goals we established in our Strategic Plan. These include establishing a sustainable and cost competitive supply of tires, profitably growing our business, and enhancing our organizational capabilities. Developments in the macro economic environment have caused us to be guarded in our expectations of profitability for 2008, and to reduce our capital expenditure plans for the year, however our balance sheet remains strong.

“Our International Operations have been successful in developing and launching new products that the market demands. The launch of our Asian Technical Center during the quarter will further our ability to tailor products to the rapidly developing Asian markets. In Europe we have been successful in focusing on the markets where we have a strong presence and are continuing to be successful.

“Our focus on improving our cost competitive position has intensified even further, with our execution of automation projects and the deployment of resources to implement a LEAN Six Sigma culture. This includes the training of 50 fulltime black belts during the year who will be working on projects that reduce waste within our facilities. We are also excited about the recently announced investment in Mexico as it is an excellent source of high quality cost competitive tires to support sales in Mexico, the United States, and Canada. While we recognize that we are facing strong headwinds as an industry, the actions we are taking will prepare us to capitalize on future opportunities.”

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute its cost reduction/Asian strategies;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;

•	the failure of the Company to achieve the full cost reduction and profit improvement targets; and

•	the inability or failure to implement the Company’s strategic plan.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended June 30		Six Months Ended June 30
	2007	2008	2007	2008
Net sales	$730,135	$772,907	$1,399,735	$1,452,228
Cost of products sold	654,773	743,078	1,253,534	1,366,161

Gross profit	75,362	29,829	146,201	86,067
Selling, general and administrative	44,168	45,246	84,831	91,930
Restructuring charges	1,692	—	2,739	—

Operating profit (loss)	29,502	(15,417)	58,631	(5,863)
Interest expense	(12,517)	(12,742)	(24,676)	(24,220)
Interest income	4,259	3,669	7,788	7,392
Debt extinguishment	—	—	—	(583)
Dividend from unconsolidated subsidiary	—	—	2,007	1,943
Other income – net	1,647	2,201	6,253	3,518

Income (loss) from continuing operations before income taxes	23,251	(22,289)	50,003	(17,813)
Income tax benefit (expense)	(4,708)	677	(11,556)	(371)

Income (loss) from continuing operations before noncontrolling shareholders’ interests	18,543	(21,612)	38,447	(18,184)
Noncontrolling shareholders’ interest	(2,928)	(488)	(3,327)	(2,574)

Income (loss) from continuing operations	15,615	(22,100)	35,120	(20,758)
Income (loss) from discontinued operations, net of income taxes	1,998	(131)	3,244	213

Net income (loss)	$17,613	$(22,231)	$38,364	$(20,545)

Basic earnings (loss) per share
Income (loss) from continuing operations	$0.25	$(0.38)	$0.57	$(0.35)
Income from discontinued operations	0.03	—	0.05	—

Net income (loss)	$0.28	$(0.38)	$0.62	$(0.35)
Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.25	$(0.38)	$0.56	$(0.35)
Income from discontinued operations	0.03	—	0.05	—

Net income (loss)	$0.28	$(0.38)	$0.61	$(0.35)
Weighted average shares outstanding
Basic	61,980	58,897	61,729	59,191
Diluted	62,913	58,897	62,445	59,191
Depreciation	$33,182	$35,136	$64,534	$69,155
Amortization	$1,404	$1,150	$3,271	$2,508
Capital expenditures	$34,828	$33,848	$77,582	$65,512
Segment information
Net sales
North American Tire	$533,181	$547,513	$1,048,270	$1,405,185
International Tire	234,495	282,966	417,456	514,746
Eliminations	(37,541)	(57,572)	(65,991)	(107,703)
Segment profit (loss)
North American Tire	20,692	(21,906)	47,489	(13,762)
International Tire	11,772	5,944	17,886	12,853
Eliminations	413	987	(411)	(282)
Unallocated corporate charges	(3,375)	(442)	(6,333)	(4,672)

CONSOLIDATED BALANCE SHEETS

	June 30, 2007	June 30, 2008
Assets

Current assets:
Cash and cash equivalents	$281,121	$252,316
Short-term investments	50,314	—
Accounts receivable	410,557	405,899
Inventories	334,240	443,674
Other current assets	128,018	144,404
Assets of discontinued operations	54,879	—

Total current assets	1,259,129	1,246,293
Property, plant and equipment	987,225	1,007,154
Goodwill	24,439	24,439
Restricted cash	7,690	2,730
Intangibles and other assets	91,373	86,709

	$2,369,856	$2,367,325

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable	$126,811	$154,816
Payable to non-controlling owner	19,077	1,022
Trade payables and accrued liabilities	400,428	474,454
Income taxes	5	4,060
Liabilities of discontinued operations	11,414	1,317
Current portion of long term debt	—	39,420

Total current liabilities	557,735	675,089
Long-term debt	543,147	419,060
Postretirement benefits other than pensions	263,748	248,919
Other long-term liabilities	222,073	151,196
Long-term liabilities of discontinued operations	9,345	9,462
Deferred income taxes	—	—
Noncontrolling shareholders’ interests	78,264	95,859
Stockholders’ equity	695,544	767,740

	$2,369,856	$2,367,325

These interim statements are subject to year-end adjustments.